Exhibit (c)(10)

 Presentation to the Committee of Designated Independent Directors Confidential Material Regarding: July 18, 2006 Confidential Project ACADIA New York – Atlanta - Boston - Chicago - San Francisco SANDLER O'NEILL + PARTNERS, L.P.

This presentation, and the oral or video presentation that supplements it, have been developed by and are proprietary to Sandler O'Neill & Partners, L.P. and were prepared exclusively for the benefit and internal use of the recipient. Neither the printed presentation nor the oral or video presentation that supplements it, nor any of their contents, may be reproduced, distributed or used for any other purpose without the prior written consent of Sandler O'Neill & Partners, L.P. The analyses contained herein rely upon information obtained from the recipient or from public sources, the accuracy of which has not been verified, and cannot be assured, by Sandler O'Neill & Partners, L.P. Moreover, many of the projections and financial analyses herein are based on estimated financial performance prepared by or in consultation with the recipient and are intended only to suggest reasonable ranges of results. Finally, the printed presentation is incomplete without the oral or video presentation that supplements it. Sandler O’Neill & Partners, L.P. prohibits employees from offering, directly or indirectly, favorable research, a specific rating or a specific price target, or offering or threatening to change research, a rating or a price target to a company as consideration or inducement for the receipt of business or compensation. The Firm also prohibits research analysts from being compensated for their involvement in, or based upon, specific investment banking transactions. Sandler O'Neill & Partners, L.P. is a limited partnership, the sole general partner of which is Sandler O'Neill & Partners Corp., a New York corporation. Sandler O'Neill & Partners, L.P. is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. Sandler O'Neill Mortgage Finance L.P. is an indirect wholly-owned subsidiary of Sandler O'Neill & Partners Corp. This material is protected under applicable copyright laws and does not carry any rights of publication or disclosure. GENERAL INFORMATION AND LIMITATIONS

Table of Contents I. Progress Update II. Preliminary Valuation of PINE III. MAPLE Overview IV. Pro Forma Analysis V. Appendix

I. Progress Update

Progress Update Work completed: Reviewed diligence materials received from PINE Detailed preliminary valuation analysis of PINE Comparable Companies Precedent Transactions Discounted Cash Flow Overview of MAPLE based on public information Performed preliminary pro forma analysis

II. Preliminary Valuation of PINE

Preliminary Valuation of PINE

Historical Financial Statements

($US in millions)	2002	2003	2004	2005	CAGR	LTM 06/06
	Fiscal Year Ending December 31,					
Earnings & Profitability						
Net Interest Income	$785	$833	$927	$998	8.34%	$1,082
Provision for Credit Losses	44	42	40	17	(27.10%)	27
Non-Interest Income	279	333	354	401	12.83%	453
Non-Interest Expense	559	633	715	828	14.03%	910
Net Income (GAAP)	299	351	305	274	(2.83%)	314
Cash Operating Earnings	-	-	-	439	NA	462
Per Share Data						
Diluted Earnings per Share	$1.99	$2.15	$1.75	$1.55	(7.99%)	$1.60
Cash Operating Earnings Per Share	-	-	-	2.48	NA	2.36
Dividends per Share	0.58	0.70	0.79	0.84	13.14%	0.86
Book Value per Share	13.70	15.54	17.71	37.34	39.69%	35.93
Tangible Book Value per Share[1]	9.21	8.45	9.91	8.81	(1.47%)	7.33
Balance Sheet						
Total Assets	$23,419	$26,454	$28,688	$32,095	11.08%	$40,285
Total Securities	6,641	7,106	6,816	4,484	(12.27%)	2,409
Net Loans	13,976	16,155	18,402	19,928	12.55%	25,546
Deposits	15,665	17,901	19,228	20,273	8.98%	26,600
Intangible Assets	695	1,163	1,416	5,216	95.77%	6,828
Total Equity	2,063	2,521	3,176	6,484	46.47%	8,195
Tangible Equity[1]	1,368	1,357	1,778	1,530	3.79%	1,671
Selected Ratios						
Return on Average Equity	16.25%	14.51%	10.63%	4.60%		4.37%
Return on Average Tangible Equity	23.10	26.72	20.11	29.04		30.07
Return on Average Assets	1.39	1.37	1.08	0.87		0.88
Efficiency Ratio	51.92	53.29	54.91	51.43		49.96
TCE/ TA	6.02	5.37	6.45	4.72		4.08
Tier 1 Ratio[2]	9.66	8.96	9.96	8.63		7.70

Source: Company Documents; SNL Financial

[1] For 2002 and 2003, Tangible Book value equals Total Shareholders Equity less goodwill and intangible assets. For 2004, 2005 and LTM periods, the deferred tax liability on intangibles is added back in the calculations.

[2] The LTM 06/06 Tier 1 ratio is as of March 31, 2006.

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5 Year Stock Price Performance of PINE Five Year Stock Performance Source: Annual reports, SNL Financial 8/25/2004: Announces deal to sell majority interest to MAPLE 7/1/2005: Announces acquisition of GARDEN 4/13/2006: Announces acquisition of GARDEN II Preliminary Valuation of PINE 3/1/2005: Deal with MAPLE closes 5/16/2005: Announces push-down accounting would be required for MAPLE transaction. $16.00$20.00$24.00$28.00$32.00$36.00$40.00Jul-01Dec-01May-02Oct-02Mar-03Aug-03Jan-04May-04Oct-04Mar-05Aug-05Jan-06Jun-06

Price to Forward EPS Price to Forward EPS Source: Annual reports, FactSet 8/25/2004: Announces deal to sell majority interest to MAPLE 7/1/2005: Announces acquisition of GARDEN 4/13/2006: Announces acquisition of GARDEN II Preliminary Valuation of PINE 5/16/2005: Announces push-down accounting would be required for MAPLE transaction. 3/1/2005: Deal with MAPLE closes 9.0x10.0x11.0x12.0x13.0x14.0x15.0xJul-01Dec-01May-02Oct-02Mar-03Aug-03Dec-03May-04Oct-04Mar-05Aug-05Jan-06Jun-06

Comparative Stock Performance Source: SNL Financial Composite includes: PNC, RF, KEY, MTB, MI, UB, CMA, ZION, SOV, CBSS, CBH, HBAN, and FHN. Note: Data as of July 14, 2006; MAPLE prices are from NYSE traded shares. MAPLE Nasdaq Bank S&P 500 PINE Preliminary Valuation of PINE Comparative Stock Price Performance S&P Bank Composite 75%100%125%150%175%200%225%Jul-03Dec-03May-04Oct-04Mar-05Aug-05Dec-05May-06MAPLES&P 500Nasdaq BankPINECompositeS&P Bank 1-Year 3-Year Change (%) Change (%) MAPLE 10.2% 83.7% PINE -2.3% 5.2%

Preliminary Valuation of PINE

Stock Performance of MAPLE and PINE

Three Year Stock Performance



$60.00
$55.00
$50.00
$45.00
$40.00
$35.00
$30.00
$25.00
Since Annct
Since Close
MAPLE 52.6% 23.3%
PINE (16.7%) (5.9%)
Actual Offer 3.8%
8/25/2004: Companies announce they are in discussions; deal announced 8/26/2004
3/1/2005: Deal closes
Jul-03
Dec-03
May-04
Oct-04
Mar-05
Aug-05
Dec-05
May-06
PINE
MAPLE
Offer Value
All Stock Offer Value¹

[1]All stock transaction at $35 per share; exchange ratio of 1.02x MAPLE shares based on MAPLE price day before announcement.
Per Share data in $US. MAPLE prices are from NYSE traded shares.
Source: Annual reports, Bloomberg, SNL Financial, FactSet

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Preliminary Valuation of PINE

Street Perspectives on PINE – Analyst Estimates (Cash / Operating Earnings Basis)

Date	Firm	Analyst	Rec.	Type of Estimate	2006E	2007E	Growth	Tangible Book Val.
07/05/2006	BMO Capital Markets	L.Chan	Market Perform	Not Avail.	$2.27	$2.50	10.1%	Not Avail.
07/05/2006	Merrill Lynch & Co.	H.Wolf	Sell	Not Avail.	$2.25	$2.45	8.9%	Not Avail.
07/05/2006	Ryan Beck & Co.	A.Davis	Market Perform	Cash Op.	$2.30	$2.56	11.3%	$7.16
06/26/2006	Sandler O'Neill + Partners	M.Fitzgibbon	Hold	Cash	$2.32	$2.52	8.6%	$7.16
05/03/2006	Morgan Stanley	C.Chouinard	Underweight	Cash Op.	$2.26	$2.39	5.8%	$7.16
04/27/2006	A.G. Edwards Inc.	D.George	Hold	Cash	$2.31	$2.61	13.0%	Not Spec.
04/27/2006	Bear, Stearns & Company	S.DiMartino	Peer Perform	Cash Op.	$2.30	$2.55	10.9%	$7.16
04/27/2006	Cohen Bros. & Company	L.Calfo	Hold	Not Avail.	$2.33	$2.59	11.2%	Not Avail.
04/27/2006	Keefe Bruyette & Woods Inc.	J.Shaw	Market Perform	Not Avail.	$2.36	$2.63	11.4%	Not Avail.
04/26/2006	Friedman Billings Ramsey & Co.	L.Hunsicker	Market Perform	Cash Op.	$2.24	$2.42	8.0%	$5.42 [1]
04/26/2006	RBC Capital Markets	J.Ackor	Sector Perform	Cash Op.	$2.23	$2.48	11.2%	$7.16
04/17/2006	C. L. King & Associates	K.Timmons	Accumulate	Not Avail.	$2.32	$2.74	18.1%	Not Avail.
		MEDIAN			$2.30	$2.54	11.0%	
		PINE Management Cash Operating Projections			$2.28	$2.44	7.0%	

	# of Analysts	Estimates Low	High	Median	YOY Growth
2006E	12	$2.23	$2.36	$2.30	(7.3%)
2007E	12	$2.39	$2.74	$2.54	11.0%

Source: SNL Financial, Bloomberg, Research Reports
[1] Pro forma for GARDEN II.

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Analyst Perspectives on PINE Preliminary Valuation of PINE Morgan Stanley, Christopher Chouinard on 4/26/06:Operating conditions appear challenging at PINE, where slow organic balance sheet growth, declining NIM, and ongoing charges suggest lackluster earnings in 2006. RBC Capital Markets, James Ackor on 4/26/06:We think the stock can return to more normalized growth in late 2006 and in 2007, but view the stock to be lacking positive near-term catalysts (no earnings growth, little, if any buyback activity), and we view the company as an ongoing acquirer. SOP, Mark Fitzgibbon on 4/26/06:We don’t see any real drivers for share appreciation in the near term. We expect that earnings will continue to come under pressure for the remainder of the year as the operating environment continues to weigh on the margin and on balance sheet growth. We also expect the bank to be very acquisitive.... We do not, however, think there is much downside at these levels either, as the opportunity exists for MAPLE to step in somewhere down the line and purchase the remainder of the company at a premium to the current share price.

Analyst Perspectives on PINE Preliminary Valuation of PINE AG Edwards, David George on 4/27/06:We believe the shares deserve a discounted valuation due to MAPLE’s majority ownership, and the possibility of future dilutive acquisitions in 2007. We believe the downside in the shares to be limited due to the holding company’s interest in buying shares at depressed levels. Friedman, Billings, Ramsey & Co., Laurie Hunsicker on 4/27/06:...we believe the “stub” will trade at a discount to peers since PINE is majority owned by MAPLE... Near term, we believe that PINE will build franchise value through both internal growth and acquisitions and that, over the next several years, PINE could grow to $80 billion. On a three-five year time horizon, we believe the PINE will eventually sell its remaining minority shares to MAPLE. Ryan Beck, Anthony Davis on 04/27/06:PINE’s persistent pursuit of acquisitions presents above-average EPS dilution and merger integration risks, in our view. As a result, the stock is expected to trade at a 10% earnings multiple discount to the typical regional bank. In addition, we expect parent MAPLE to acquire the remaining 45% of the stock it does not own within three years.

Preliminary Valuation of PINE Reconciliation of Earnings and Tangible Book Value Earnings PINE reports and forecasts, and many analyst estimate, cash operating earnings, net of tax This figure excludes amortization of transaction-related intangibles; including those from the MAPLE transaction; merger and restructuring costs and other non-core adjustments, all net of tax benefits. To reconcile this amount to GAAP requires the deduction of amortization expense and other adjustments, net of tax. Peer companies typically report GAAP net income, which is also the basis of analyst estimates In this presentation, we will look at three earnings figures: Cash operating earnings, net of tax GAAP net income adding back the amortization expense related to the MAPLE transaction only GAAP net income Tangible Book Value The convention for US banks is to calculate tangible book value as total equity less all intangible assets We understand that MAPLE calculates this amount by netting against the intangible the deferred tax liabilities; PINE reports tangible book value in this manner In this presentation we will look at tangible book value as reported by PINE and adjusted to not net deferred tax liabilities

Preliminary Valuation of PINE

Reconciliation of Earnings and Tangible Book Value

($ in thousands)

Cash Operating EPS vs. GAAP EPS

	Cash Operating Earnings, net of tax	Adjustments: Amortization of Intangibles	Adjustments: Tax Effect	Adjustments: Net of Tax	GAAP Net Income	Diluted Shares	Operating EPS	GAAP EPS Excl. Pushdown	GAAP EPS
FY 2007E	$591,050	$135,600	($56,395)	$88,505	$502,545	242,600	$2.44	$2.28	$2.07

Tangible Book Value Reconciliation

$ in thousands	Total Shareholders' Equity – Under GAAP	Adjustments: Goodwill	Adjustments: Other Intangibles	Adjustments: Deferred Tax Liability on Intangibles	Tangible Equity[1]	Outstanding Shares	Reported Tangible Book Value Per Share[2]	Adjusted Tangible Book Value Per Share[3]
June 30, 2006	$8,194,662	($6,019,817)	($808,372)	$304,335	$1,670,808	228,092	$7.33	$5.99

Source: PINE management.
[1] Tangible Equity equals Total Shareholders Equity less goodwill and intangibles plus deferred tax liability on intangibles.
[2] Reported Tangible Book Value Per Share equals Total Shareholders Equity less goodwill and intangibles plus deferred tax liability on intangibles divided by shares outstanding.
[3] Adjusted Tangible Book Value Per Share equals Total Shareholders Equity less goodwill and intangibles divided by shares outstanding.

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Preliminary Valuation of PINE Projections Comparison of Projections 2006 2007 2008 2009 2010 August, 2004 GAAP Projections1 $2.59 $2.82 $3.08 $3.37 Current Cash Operating Projections2 $2.28 $2.44 $2.61 $2.79 $2.99 Difference vs. August 2004 GAAP Projections ($0.31) ($0.38) ($0.47) ($0.58) Current GAAP Projections excl. Pushdown3 $1.97 $2.28 $2.51 $2.71 $2.92 Difference vs. August 2004 GAAP Projections ($0.62) ($0.54) ($0.57) ($0.66) GAAP Projections $1.69 $2.07 $2.34 $2.56 $2.79 Difference vs. August 2004 GAAP Projections ($0.90) ($0.75) ($0.74) ($0.81) 1August 17, 2004 KBW fairness opinion presentation to the Board of Directors, base case scenario. 2 2007 Current Cash Operating Projections include one-half of the headwinds/tailwinds projected by management. 3 Excludes after-tax (tax rate of 39.19%) impact of intangible amortization directly related to the initial MAPLE/PINE transaction

Preliminary Valuation of PINE 2006-2010 Projections $ in millions Full Year 2006 Forecast 2007 Target (Incl. Garden II)1 Growth 2008 Outlook 2009 Outlook 2010 Outlook Net Interest Income $1,217 $1,355 11% $1,352 $1,420 $1,491 Non-Interest Income 517 561 9% 629 660 692 Total Revenue 1,733 1,917 11% 1,981 2,080 2,183 Provision for loan losses 37 49 32% 65 69 74 Non-Interest Expenses 925 976 6% 1,005 1,035 1,066 Pre-tax Operating Income 771 891 16% 911 976 1,043 Taxes 260 300 15% 314 337 360 Cash Operating Income $511 $591 16% $597 $639 $683 Plus GARDEN II Cash Earnings 36 2 39 2 42 2 Cash Operating Income $511 $591 16% $633 $678 $725 Diluted Shares 224 243 8% 243 243 243 Cash Operating EPS $2.28 $2.44 7% $2.61 $2.79 $2.99 Source: PINE management. 1 2007 Target includes one-half of the headwinds/tailwinds adjustments projected by management. 2 Garden cash earnings estimates grown by 7% annually from 2007 base of $33.9 million. 2008 – 2010 Key Assumptions: 1. Revenue growth = 5% 2. Provision for credit losses growth = 7% 3. Expense growth = 3% 4. Garden II Cash Earnings growth = 7%

Preliminary Valuation of PINE Analysis of Projections Q3 /Q4 2006 Forecast: Linked quarter loan growth of 7% / 8% on an annualized basis Linked quarter deposit growth of 5% / 8%, on an annualized basis Core margin remains flat to Q2 level 3-4 basis point improvement due to $300 million decline in investment portfolio Provision levels / net charge-offs up modestly over Q2 levels Core non-interest income annualized growth of 12% in each quarter, driven by: Seasonal increases in ATM fees as well as pricing improvements negotiated with NYSE/Metavante Loan fees Increased overdraft fees Q3 gains ($3 million) Expenses remain relatively flat

Preliminary Valuation of PINE

PINE Comparable Group Analysis

Name	Market Cap. ($)	Stock Price ($)	Percent of 52 Week High (%)	Total Assets ($)	Tangible Equity/ Tangible Assets (%)	LTM ROAA (%)	LTM ROAE (%)	LTM ROTE (%)	Price/ Tangible BV (%)	Price/ LTM EPS (x)	Price/ Est. EPS 2006 (x)	Price/ Est. EPS 2007 (x)	5 Year Growth Est.(6) (%)
PNC Financial Services Group	20,941	70.75	98.3	93,257	5.22	1.46	16.02	31.89	450	15.7	14.2	12.5	9.15
Regions Financial Corp.	15,496	34.13	93.1	86,063	6.69	1.35	10.80	22.20	287	13.7	13.1	12.2	8.00
KeyCorp	14,123	34.94	91.2	93,391	6.71	1.26	15.51	19.41	230	12.5	12.3	11.5	7.64
M&T Bank Corp.	12,929	116.39	96.8	56,507	5.25	1.48	13.78	29.71	462	16.5	15.8	14.5	9.60
Marshall & Ilsley Corp.	11,331	44.76	94.4	47,335	5.36	1.63	15.98	33.60	439	14.6	14.0	12.6	9.71
UnionBanCal Corp.	9,027	62.75	87.2	48,801	8.46	1.76	19.58	22.42	220	10.8	11.9	11.1	8.54
Comerica Inc.	8,469	52.14	82.3	56,441	8.68	1.60	16.79	17.61	173	10.2	11.1	10.4	7.91
Zions Bancorp.	8,052	75.88	89.0	43,318	5.51	1.40	14.93	23.93	354	14.5	13.6	12.4	10.5
Sovereign Bancorp Inc.	7,682	20.22	85.6	65,060	4.81	1.08	11.68	25.63	257	12.0	12.6	11.5	8.78
Compass Bancshares Inc.	6,875	53.24	92.8	32,782	5.66	1.39	18.78	23.17	379	16.2	15.0	13.7	9.59
Commerce Bancorp Inc.	5,911	32.09	77.9	40,692	5.59	0.79	13.72	14.10	259	20.3	19.4	16.0	15.74
Huntington Bancshares Inc.	5,683	23.17	91.2	35,666	6.97	1.28	15.95	17.82	233	12.8	12.9	12.1	6.18
First Horizon National Corp.	4,804	38.98	88.1	37,301	5.53	1.42	23.80	28.60	235	9.5	11.8	10.8	7.88
HIGH			98.3		8.68	1.76	23.80	33.60	462	20.3	19.4	16.0	15.74
LOW			77.9		4.81	0.79	10.80	14.10	173	9.5	11.1	10.4	6.18
MEAN			89.8		6.19	1.38	15.95	23.85	306	13.8	13.7	12.4	9.17
MEDIAN			91.2		5.59	1.40	15.95	23.17	259	13.7	13.1	12.2	8.78
PINE (GAAP)	**6,439**	**28.24**	**89.9**	**40,285**	**4.08**	**0.88**	**4.37** (1)	**30.07**	**471**	**17.7**	**16.7** (2)	**13.6** (2)	**8.92**
								Adjusted	**385** (3)	**14.6** (4)	**14.3** (4)	**12.4** (4)	
							Median Analyst Estimates (5)				**12.3**	**11.1**	

Notes:

[1] Reported basis, fully reflects impact of push down accounting.

[2] Based on PINE Management estimates with SOP calculated GAAP earnings of $1.69 and $2.07 in 2006 and 2007, see page 46 for calculation detail.

[3] Based on PINE Q2 TBV per share of $7. 33, which includes deferred tax liability related to the intangibles. Excluding the deferred tax liability, TBV per share is $5.99 which is used in the calculation of GAAP Price / Tangible Book.

[4] Based on PINE GAAP EPS excluding push-down amortization operating EPS of $2.36 for the latest twelve months and management estimates of $2.28 and $2.44 per share in 2006 and 2007.

[5] Based on median estimates from page 12 of $2.30 and $2.54 per share for 2006 and 2007.

[6] From Bloomberg, 5 year long-term growth rate.

Source: SNL Financial, Bloomberg, PINE management. Market data as of July 14, 2006

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Preliminary Valuation of PINE

Precedent Bank Transaction Analysis

Deal Value Greater Than $1 Billion
Transactions Since January 1, 2004
Number of Transactions = 16

						Transaction Information					
Acquiror	Seller	St	Annc. Date	Deal Value $(M)	Consideration	Deal Price / 4-Qtr EPS(x)	Deal Price / Estimated EPS Yr 1 (x)	Deal Price / Estimated EPS Yr 2 (x)	Deal Price / Tan. Bk (%)	Tan. Bk Premium/ Core Dep. (%)	Deal Price/ Seller Price 2 Day Before Annc. (%)
Citizens Banking Corp.	Republic Bancorp Inc.	MI	6/26/06	1,034	Mixed	15.0	15.2	14.4	254	25.5	29.0
Banco Bilbao Vizcaya Argent SA	Texas Regional Bancshares Inc.	TX	6/12/06	2,165	Cash	24.3	22.5	20.5	485	43.3	14.1
Regions Financial Corp.	AmSouth Bancorp.	AL	5/24/06	10,060	Common Stock	13.7	13.4	12.4	295	21.9	-0.4
Capital One Financial Corp.	North Fork Bancorp.	NY	3/12/06	14,568	Mixed	15.5	16.2	14.6	490	34.5	23.6
PINE	GARDEN	NJ	7/11/05	1,899	Mixed	15.1	15.7	14.6	447	27.9	17.5
Zions Bancorp.	Amegy Bancorp Inc.	TX	7/5/05	1,710	Mixed	23.6	21.6	18.7	408	30.8	4.4
Capital One Financial Corp.	Hibernia Corp.	LA	3/7/05	4,977	Mixed	15.3	15.3	14.9	280	23.3	17.7
MAPLE	PINE	ME	8/25/04	3,818	Mixed	18.3	17.2	15.6	475	30.9	27.7
Fifth Third Bancorp	First Natl Bkshs of FL	FL	8/2/04	1,530	Common Stock	42.1	NA	NA	475	42.0	41.7
Wachovia Corp.	SouthTrust Corp.	AL	6/20/04	14,365	Common Stock	19.6	18.4	16.7	373	38.8	20.5
SunTrust Banks Inc.	National Commerce Finl Corp.	TN	5/7/04	7,433	Mixed	20.8	18.8	16.3	451	48.3	21.3
Royal Bank of Scotland Group	Charter One Financial	OH	5/4/04	10,527	Cash	19.2	15.2	13.9	354	31.2	33.4
BNP Paribas Group	Community First Bankshares	ND	3/15/04	1,217	Cash	16.5	15.7	NA	450	24.4	15.2
National City Corp.	Provident Financial Group Inc.	OH	2/16/04	2,134	Mixed	21.1	16.8	15.4	246	21.9	15.9
Regions Financial Corp.	Union Planters Corp.	TN	1/22/04	6,001	Common Stock	12.4	11.9	12.3	274	17.9	0.8
J.P. Morgan Chase & Co.	Bank One Corp.	IL	1/14/04	58,783	Common Stock	17.3	15.2	NA	285	28.4	15.3

	Deal Value $(M)	Deal Price / 4-Qtr EPS(x)	Deal Price / Estimated EPS Yr 1 (x)	Deal Price / Estimated EPS Yr 2 (x)	Deal Price / Tan. Bk (%)	Tan. Bk Premium/ Core Dep. (%)	Deal Price/ Seller Price 2 Day Before Annc. (%)
HIGH	58,783	42.1	22.5	20.5	490	48.3	41.7
LOW	1,034	12.4	11.9	12.3	246	17.9	-0.4
MEAN	8,889	19.4	16.6	15.4	378	30.7	18.6
MEDIAN	4,398	17.8	15.7	14.9	390	29.6	17.6

Source: SNL Financial

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Imputed Valuation Based on Precedent Bank Transaction Analysis Preliminary Valuation of PINE LTM Est. '06 Est. '07 GAAP GAAP Ex Cash Oper. GAAP GAAP EPS Cash Oper. GAAP GAAP EPS Cash Oper. EPS Pushdown EPS EPS Ex Pushdown EPS EPS Ex Pushdown EPS PINE Results $1.60 $1.94 $2.36 $1.69 $1.97 $2.28 $2.07 $2.28 $2.44 Acquisitions of Nationwide Commercial Banks: All Deals Announced Since 1/1/04 with Deal Value > $1 Billion LTM Est. Year 1 Est. Year 2 EPS EPS EPS Median 17.8x 15.7x 14.9x Imputed Valuation Imputed Price Per Share $28.47 $34.52 $42.00 $26.50 $30.89 $35.75 $30.84 $33.97 $36.36 Company Reported Adjusted Core Premium Tangible Tangible Deposit To Book Value1 Book Value2 Premium Market PINE Results $7.33 $5.99 $24,332,689 $28.24 Acquisitions of Nationwide Commercial Banks: All Deals Announced Since 1/1/04 with Deal Value > $1 Billion Core Premium Tangible Tangible Deposit To Book Value Book Value Premium Market Median 390% 390% 29.6% 17.6% Imputed Valuation Imputed Price Per Share $28.60 $23.37 $37.44 $33.21 Notes: (1) PINE stated tangible book value per share at June 30, 2006. (2) Tangible book value per share calculated as total equity less goodwill and intangibles plus deferred tax liability on intangibles divided by shares outstanding.

Preliminary Valuation of PINE

Imputed Valuation Based on Precedent PINE Transactions

	LTM GAAP EPS	LTM GAAP Ex Pushdown	LTM Cash Oper. EPS	Est. '06 GAAP EPS	Est. '06 GAAP EPS Ex Pushdown	Est. '06 Cash Oper. EPS	Est. '07 GAAP EPS	Est. '07 GAAP EPS Ex Pushdown	Est. '07 Cash Oper. EPS
PINE Results	$1.60	$1.94	$2.36	$1.69	$1.97	$2.28	$2.07	$2.28	$2.44
Precendent PINE Transaction Multiples									
		LTM EPS			Est. Year 1 EPS			Est. Year 2 EPS	
Initial MAPLE/PINE		18.3x			17.2x			15.6x	
PINE/GARDEN		15.1x			15.7x			14.6x	
PINE/GARDEN II		23.2x			22.1x			20.2x	
Imputed Valuation									
Initial MAPLE/PINE	$29.28	$35.50	$43.19	$29.07	$33.88	$39.22	$32.29	$35.57	$38.06
PINE/GARDEN	$24.19	$29.33	$35.68	$26.50	$30.89	$35.75	$30.22	$33.29	$35.62
PINE/GARDEN II	$37.17	$45.07	$54.82	$37.38	$43.58	$50.43	$41.75	$45.99	$49.21

	Company Reported Tangible Book Value[1]	Adjusted Tangible Book Value[2]	Core Deposit Premium	Premium To Market
Current Basis	$7.33	$5.99	$24,332,689	$28.24
Precendent PINE Transaction Multiples				
	Tangible Book Value	Tangible Book Value	Core Deposit Premium	Premium To Market
Initial MAPLE/PINE	475%	475%	30.9%	27.7%
PINE/GARDEN	447%	447%	27.9%	17.5%
PINE/GARDEN II	442%	442%	31.1%	25.1%
Imputed Valuation				
Initial MAPLE/PINE	$34.82	$28.45	$40.12	$36.07
PINE/GARDEN	$32.75	$26.76	$35.52	$33.18
PINE/GARDEN II	$32.42	$26.49	$40.33	$35.32

Notes:
(1) PINE stated tangible book value per share at June 30, 2006.
(2) Tangible book value per share calculated as total equity less goodwill and intangibles plus deferred tax liability on intangibles divided by shares outstanding.

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Market Premiums on Buy-In Transactions Group I Deal Value of $500 Million - $10 Billion Since 1987, In the US or Canada 30% - 70% of Shares Acquired for resultant ownership of 100% Date Announced Acquiror Name Target Name Value of Transaction ($ mil) % of Shares Acq.in Buy-in1 1 Day Premium2 5 Day Premium2 30 Day Premium2 2/6/2006 Lafarge SA Lafarge North America 2,995.1 50.2 33.1% 33.6% 39.7% 12/20/2005 Sprint Nextel Corp Nextel Partners Inc 7,591.0 68.7 8.3% 8.5% 9.6% 10/28/2005 Maple Leaf Heritage Invest Hudsons Bay Co 753.5 61.5 20.7% 17.2% 11.3% 9/1/2005 Novartis AG Chiron Corp 6,214.0 57.8 31.7% 35.9% 31.5% 3/9/2005 Noranda Inc Falconbridge Ltd 2,519.1 41.2 5.3% 18.2% 29.3% 2/21/2005 Novartis AG Eon Labs Inc 932.9 32.5 11.0% 7.8% 23.5% 10/25/2004 Magna International Inc Tesma International Inc 570.4 56.2 28.2% 27.3% 26.1% 8/2/2004 Cox Enterprises Inc Cox Communications Inc 8,389.6 37.8 26.0% 24.6% 25.2% 4/10/2003 USA Interactive Hotels.com 1,237.2 32.0 13.0% 9.8% 28.0% 5/31/2002 USA Interactive Ticketmaster 841.1 34.5 -26.3% -28.0% -28.1% 5/31/2002 USA Interactive Expedia Inc 3,636.4 38.8 35.8% 26.9% 22.2% 11/6/2001 Security Capital Group Inc Storage USA Inc 1,644.2 57.0 7.3% 7.4% 6.1% 6/6/2001 Liberty Mutual Insurance Co Liberty Financial Cos Inc 536.0 30.0 24.8% 40.1% 40.4% 5/7/2001 BNP Paribas SA BancWest Corp, Honolulu, HI 2,480.4 55.0 40.1% 40.3% 46.3% 2/20/2001 Investor Group Springs Industries Inc 874.9 59.0 27.4% 22.7% 33.3% 1/25/2001 Sodexho Alliance SA Sodexho Marriott Services Inc 1,144.5 52.7 28.6% 27.0% 49.7% 12/22/2000 Court Square Capital Ltd Delco Remy International Inc 653.4 66.7 74.7% 58.3% 34.5% 11/13/2000 Investor Group CB Richard Ellis Services Inc 602.9 62.0 21.9% 15.3% 30.6% 9/7/2000 Etablissements Delhaize Freres Delhaize America Inc 1,825.0 58.0 15.5% 22.8% 19.3% 8/14/2000 News Corp Ltd United Television Inc 790.5 55.3 10.3% 8.3% 14.0% 12/22/1999 Comcast Corp Jones Intercable Inc 3,479.1 61.0 60.0% 63.2% 40.3% 8/23/1999 Suez Lyonnaise des Eaux SA United Water Resources Inc 1,845.2 69.9 12.7% 45.1% 50.9% 8/3/1999 British American Tobacco PLC Imasco Ltd 7,144.9 58.0 2.0% 6.3% 4.3% 7/30/1999 Bell Canada BCE Mobile Commun (Bell Canada) 1,049.0 35.0 19.9% 29.4% 30.6% 7/12/1999 Walt Disney Co Infoseek Corp 1,606.9 57.0 -5.2% 3.0% -24.4% 6/8/1999 Merck KGaA VWR Scientific Products Corp 581.1 51.1 32.7% 30.7% 46.5% 6/3/1999 Roche Hldg AG Genentech Inc 4,313.5 35.0 279.3% 281.5% 279.3% 5/7/1999 McDermott International Inc J Ray McDermott SA 514.5 37.0 16.8% 13.1% 19.3% 5/11/1998 Monsanto Co DeKalb Genetics Corp 2,262.7 60.0 201.9% 199.6% 255.6% 12/11/1997 MascoTech Inc TriMas Corp 911.7 63.0 12.7% 10.0% 19.0% 11/19/1997 Investor Group Telemundo Group Inc 521.4 65.8 19.7% 29.1% 25.0% 9/12/1997 American General Corp Western National Corp 1,215.0 55.3 9.6% 7.5% 14.4% 7/30/1997 Fujitsu Ltd Amdahl Corp 924.8 58.0 5.0% 22.5% 25.6% 6/26/1997 Rhone-Poulenc SA Rhone-Poulenc Rorer Inc 4,831.6 35.0 22.1% 22.8% 29.3% 4/29/1997 Edper Group Ltd Brascan Limited 1,217.3 53.0 3.1% 2.4% -0.2% 12/17/1996 American Home Products Corp Genetics Institute Inc 1,006.0 40.0 123.7% 123.7% 134.5% 10/30/1996 Safeway Inc Vons Cos Inc 2,251.6 65.5 26.8% 21.5% 25.7% 10/28/1996 Henkel KGaA Loctite Corp 1,289.1 65.6 31.9% 36.7% 34.8% 8/25/1995 Berkshire Hathaway Inc GEICO Corp (Berkshire Hathaway) 2,349.2 47.4 25.6% 23.1% 25.3% 5/1/1991 Tele-Communications Inc United Artists Entertainment 1,189.0 44.7 19.9% 22.2% 25.8% 2/6/1991 BHP Hldgs (USA) Inc (Broken Hill) Hamilton Oil Corp 524.3 48.3 18.5% 21.2% 31.2% 9/21/1989 Dow Jones & Co Inc Telerate Inc (Dow Jones & Co) 681.9 33.8 38.8% 36.6% 29.2% 8/21/1989 Fujisawa Pharmaceutical Co Ltd Lyphomed Inc 737.0 70.0 41.6% 48.2% 68.8% 5/10/1988 Credit Suisse First Boston First Boston Inc 1,100.0 54.0 85.8% 101.0% 113.2% 8/17/1987 Philips Gloeilampenfabrieken North American Philips Corp 758.0 45.0 33.3% 30.2% 33.3% 4/14/1987 TFBA LP Taft Broadcasting Co 776.0 53.7 25.1% 26.4% 38.9% 3/26/1987 BP America Standard Oil Co (British Petro) 7,857.7 45.0 13.3% 14.4% 33.3% 3/6/1987 MacAndrews & Forbes Hldg Inc Revlon Group Inc 784.7 67.0 36.3% 38.6% 47.5% Median 23.5% 23.8% 29.3% Source: SDC. 1 Represents percent of total shares acquired. 2 Market premiums based on last date before announcement of transaction or intent to pursue transaction. Preliminary Valuation of PINE

Preliminary Valuation of PINE

Market Premiums on Buy-In Transactions

Group II
Deal Value of $500 Million - $10 Billion
Since 1/1/2001, in the US or Canada
20% - 70% of Shares Acquired for resultant ownership of 100%

Date Announced	Acquiror Name	Target Name	Value of Transaction ($mil)	% of Shares Acq.in Buy-in[1]	1 Day Premium[2]	5 Day Premium[2]	30 Day Premium[2]
2/6/2006	Lafarge SA	Lafarge North America	2,995	50.2	33.1%	33.6%	39.7%
12/20/2005	Sprint Nextel Corp	Nextel Partners Inc	7,591	68.7	8.3%	8.5%	9.6%
10/28/2005	Maple Leaf Heritage Invest	Hudsons Bay Co	754	61.5	20.7%	17.2%	11.3%
9/1/2005	Novartis AG	Chiron Corp	6,214	57.8	31.7%	35.9%	31.5%
3/9/2005	Noranda Inc	Falconbridge Ltd	2,519	41.2	5.3%	18.2%	29.3%
2/21/2005	Novartis AG	Eon Labs Inc	933	32.5	11.0%	7.8%	23.5%
10/25/2004	Magna International Inc	Tesma International Inc	570	56.2	28.2%	27.3%	26.1%
8/2/2004	Cox Enterprises Inc	Cox Communications Inc	8,390	37.8	26.0%	24.6%	25.2%
4/10/2003	USA Interactive	Hotels.com	1,237	32.0	13.0%	9.8%	28.0%
3/19/2003	DuPont	DuPont Canada Inc	1,064	24.0	26.2%	35.1%	14.0%
5/31/2002	USA Interactive	Ticketmaster	841	34.5	-26.3%	-28.0%	-28.1%
5/31/2002	USA Interactive	Expedia Inc	3,636	38.8	35.8%	26.9%	22.2%
2/15/2002	Xcel Energy Inc	NRG Energy Inc	673	25.7	28.6%	34.0%	-3.1%
11/6/2001	Security Capital Group Inc	Storage USA Inc	1,644	57.0	7.3%	7.4%	6.1%
6/6/2001	Liberty Mutual Insurance Co	Liberty Financial Cos Inc	536	30.0	24.8%	40.1%	40.4%
5/7/2001	BNP Paribas SA	BancWest Corp	2,480	55.0	40.1%	40.3%	46.3%
2/20/2001	Investor Group	Springs Industries Inc	875	59.0	27.4%	22.7%	33.3%
2/15/2001	Westfield America Trust	Westfield America Inc	1,051	22.5	12.5%	11.7%	14.5%
1/25/2001	Sodexho Alliance SA	Sodexho Marriott Services Inc	1,145	52.7	28.6%	27.0%	49.7%
				Median	26.0%	24.6%	25.2%
Banking Buy-In Transactions							
5/7/2001	BNP Paribas SA	BancWest Corp	2,480	55.0	40.1%	40.3%	46.3%
9/12/1988	Allied Irish Banks PLC	First Maryland Bancorp	365	51.1	57.0%	60.2%	60.2%
7/15/1987	HSBC	Marine Midland Banks	752	48.0	38.3%	38.9%	60.0%
				Median	40.1%	40.3%	60.0%
Other MAPLE Transaction							
10/10/2001	MAPLE	AQUA	403	11.2	53.2%	49.1%	32.9%

Source: SDC.
[1] Represents percent of total shares acquired.
[2] Market premiums based on last date before announcement of transaction or intent to pursue transaction.

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Imputed Valuation Based on Buy-In Transaction Premiums Group I Group II Banking- All Buy-In Transactions 1 Day 5 Day 30 Day 1 Day 5 Day 30 Day 1 Day 5 Day 30 Day Premium Premium Premium Premium Premium Premium Premium Premium Premium MEDIAN: 23.5% 23.8% 29.3% 26.0% 24.6% 25.2% 40.1% 40.3% 60.0% Imputed Valuation Based on Buy-In Transaction Premiums Per Share: $34.87 $34.97 $36.52 $35.58 $35.17 $35.36 $39.57 $39.62 $45.18 Preliminary Valuation of PINE Source: SDC

Preliminary Valuation of PINE

Discounted Cash Flow Analysis

Historical and projected financial information $ in millions, except per share data	Current Jun-06	Dec-06	Dec-07	Dec-08	Dec-09	Dec-10	Dec-11
Income statement							
GAAP net income		$206	$502	$568	$621	$677	$776
After-tax (charge)/benefit for excess equity			($1)	($11)	($21)	($32)	($43)
Pro forma GAAP net income		$206	$501	$557	$600	$645	$733
Equity account							
Beginning common equity balance		$8,195	$8,440	$8,842	$8,847	$8,875	$8,922
Net income		$206	$501	$557	$600	$645	$733
Core dividends & share repurchases		($83)	($201)	($227)	($248)	($271)	($310)
Excess dividends/capital to fund growth		$122	($299)	($325)	($324)	($327)	($354)
Additional equity related to GARDEN II Transaction			$400	$0	$0	$0	$0
Ending common equity balance	$8,195	$8,440	$8,842	$8,847	$8,875	$8,922	$8,991
Base case common equity		$8,319	$9,020	$9,360	$9,733	$10,139	$10,605
Cumulative excess equity (incl. rest. charge)		($122)	$178	$513	$858	$1,217	$1,614
Total assets at period end	$40,286	$40,607	$43,725	$45,911	$48,207	$50,617	$53,148
Intangibles at period end	$6,828	$6,747	$7,006	$6,897	$6,805	$6,728	$6,666
Tangible assets at period end	**$33,457**	**$33,860**	**$36,719**	**$39,015**	**$41,402**	**$43,889**	**$46,482**
Tangible common equity / assets	**4.08%**	**5.00%**	**5.00%**	**5.00%**	**5.00%**	**5.00%**	**5.00%**
Average diluted shares (mm)		224.4	242.6	242.6	242.6	242.6	242.6

[1] Terminal value based upon cash operating earnings
Source: PINE estimates

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Preliminary Valuation of PINE

Discounted Cash Flow Analysis

Key Assumptions		PINE Discounted Cash Flow Analysis	
Asset Growth Rate (2007)	3.0%	Opprtunity Cost of Excess Cash	5.0%
Asset Growth Rate (2008 and beyond)	5.0%	Dividend Payout Ratio	40.0%
Discount Rate	11.3%	Terminal Multiple	13.1x
Target TCE/TA	5.0%	EPS Growth Rate after 2010	7.0%
Tax rate	39.0%		

Historical and projected financial information		6 months					
	Current	ended	Year ended December 31,				
$ in millions, except per share data	6/30/06	12/31/06	2007	2008	2009	2010	2011
Balance Sheet Data							
Assets	$40,286	$40,607	$43,725	$45,911	$48,207	$50,617	
Intangibles	$6,828	$6,747	$7,006	$6,897	$6,805	$6,728	
Common Equity	$8,195	$8,440	$8,842	$8,847	$8,875	$8,922	
Tangible Common Equity / Tangible Assets	4.08%	5.00%	5.00%	5.00%	5.00%	5.00%	
GAAP Net Income		$206	$502	$568	$621	$677	$776
Capital to fund tangible asset growth		($246)	($3)	($16)	($49)	($79)	
Terminal Value						$10,168	
Excess Cash Flows		($39)	$500	$552	$572	$10,765	

Discounted cash flow valuation	**$7,853.8**
Discounted cashflow valuation per share	**$32.37**

Sensitivity Analysis

Standalone NPV		Discount Rate			
		11.0%	12.0%	13.0%	14.0%
	11.0x	$28.54	$27.50	$26.50	$25.55
Terminal	12.0x	$30.54	$29.42	$28.35	$27.33
Multiple	13.0x	$32.54	$31.34	$30.19	$29.10
	14.0x	$34.54	$33.26	$32.04	$30.88
	15.0x	$36.54	$35.18	$33.89	$32.65

[1] Terminal value based upon cash operating earnings
Source: PINE estimates

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Preliminary Valuation of PINE Potential Valuation Range ($ in millions, except per share data) Comp Initial Per Share Purchase Price Trans. MAPLE/ Pine/ Pine/ Current $30.00 $32.00 $34.00 $36.00 $38.00 $40.00 Median PINE GARDEN GARDEN II Aggregate Deal Value (1) $3,008 $3,226 $3,445 $3,663 $3,881 $4,100 $3,818 $1,899 $481 Premium to Market Price $28.24 6.2% 13.3% 20.4% 27.5% 34.6% 41.6% 17.6% 27.7% 17.5% 25.1% Price to LTM GAAP EPS $1.60 18.8x 20.0x 21.3x 22.5x 23.8x 25.0x 17.8x 18.3x 15.1x 23.2x Price to LTM GAAP EPS, Excl Pushdown $1.94 15.5x 16.5x 17.5x 18.6x 19.6x 20.6x Price to LTM Cash Operating EPS $2.36 12.7x 13.6x 14.4x 15.3x 16.1x 16.9x Price to 2006E GAAP EPS $1.69 17.8x 18.9x 20.1x 21.3x 22.5x 23.7x 15.7x 17.2x 15.7x 22.1x Price to 2006E GAAP EPS, Excl Pushdown $1.97 15.2x 16.2x 17.3x 18.3x 19.3x 20.3x Price to 2006E Cash Operating EPS $2.28 13.2x 14.0x 14.9x 15.8x 16.7x 17.5x Price to 2007E GAAP EPS $2.07 14.5x 15.5x 16.4x 17.4x 18.4x 19.3x 14.9x 15.6x 14.6x 20.2x Price to 2007E GAAP EPS, Excl Pushdown $2.28 13.2x 14.0x 14.9x 15.8x 16.7x 17.5x Price to 2007E Cash Operating EPS $2.44 12.3x 13.1x 13.9x 14.8x 15.6x 16.4x Price to Tangible Book (2) $7.33 409% 437% 464% 491% 518% 546% 390% 475% 447% 442% Price to Tangible Book(3) $5.99 501% 534% 568% 601% 634% 668% Premium to Core Deposits 22.6% 24.6% 26.6% 28.5% 30.5% 32.4% 29.6% 30.9% 27.9% 31.1%  Notes: 1 Based on approximately 99 million shares owned by the public plus outstanding options. MAPLE currently owns 129 million shares of PINE which represents a 56.53% ownership stake. 2 PINE stated tangible book value per share at June 30, 2006 - total equity less goodwill and intangibles plus deferred tax liability on intangibles divided by shares outstanding. 3 Tangible book value per share calculated as total equity less goodwill and intangibles divided by shares outstanding.

Preliminary Valuation of PINE Potential Value to PINE Shareholders of Complete Buy-In Per Share Purchase Price $30.00 $32.00 $34.00 $36.00 $38.00 $40.00 Cash $12.24 $12.24 $12.24 $12.24 $12.24 $12.24 MAPLE Stock (.2351 Shares)1 $11.96 $11.96 $11.96 $11.96 $11.96 $11.96 Buy-in Value (.49 share) $14.70 $15.68 $16.66 $17.64 $18.62 $19.60 Total Value $38.90 $39.88 $40.86 $41.84 $42.82 $43.80 Notes: 1 Based on current market price of MAPLE stock.

III. Overview of MAPLE

Overview of MAPLE Franchise Profile Corporate Overview Headquarters Toronto, ON Market Capitalization ($US M) $36,617.6 Stock Price $50.88 Percent of 52 Week High 85.9% Price / Earnings 2006: 12.3x 2007: 11.1x Price / TBV: 458% Management Chief Executive Officer / Chairman W. Edmund Clark Earning Asset Mix Funding Mix Note: Data as of 4/30/2006 1YTD business segment net income 2Data as of 10/31/2005 Source: Company documents Average Interest Earning Assets: $318.0 bn Average Yield: 4.58% Average Interest Bearing Liabilities2: $276.0 bn Average Cost2: 2.66% Business Composition – Earnings1 Credit Card1.2%Business & Government13.2%Securities47.9%Residential Mortgage16.8%Consumer / Personal20.9%US6.4%Wholesale Banking18.5%Wealth Management17.7%Canadian Banking57.4%Borrowings31.9%Business & Government Deposits28.6%Personal Deposits39.5%

Overview of MAPLE

($US in millions)	2002	2003	2004	2005	CAGR	LTM 04/06
	Fiscal Year Ending October 31,					
Earnings & Profitability						
Net Interest Income	$3,543	$4,120	$4,741	$5,082	12.77%	$5,585
Provision for Credit Losses	1,877	141	(317)	47	(70.8%)	139
Non-Interest Income	3,163	3,352	4,010	4,981	16.35%	5,788
Non-Interest Expense	4,334	5,752	6,062	6,967	17.14%	8,212
Net Income (Loss)	(103)	749	1,833	1,885	NM	3,621
Per Share Data						
Diluted Earnings per Share	($0.16)	$1.14	$2.78	$2.71	NM	$5.02
Dividends per Share	0.72	0.88	1.12	1.34	22.97%	1.50
Book Value per Share	11.49	13.37	15.86	18.85	17.94%	24.01
Balance Sheet						
Total Assets	$178,414	$207,253	$255,443	$308,924	20.08%	$347,893
Total Securities	61,125	73,602	98,693	113,746	23.00%	100,856
Net Loans	78,688	89,451	101,777	128,779	17.85%	140,172
Deposits	121,400	138,566	169,919	208,916	19.84%	226,491
Intangible Assets	4,182	3,788	3,588	7,310	20.46%	8,807
Total Equity	8,368	8,771	10,404	13,421	17.05%	17,263
Tangible Equity	4,186	4,983	6,816	6,111	13.44%	8,457
Selected Ratios						
Return on Average Equity	(1.3%)	8.7%	18.5%	15.3%		21.4%
Return on Average Assets	0.0%	0.3%	0.7%	0.6%		1.0%
Efficiency Ratio	77.0%	84.8%	75.1%	73.8%		72.2%
Tang. Comm. Equity/Tang. Assets	2.4%	2.4%	2.7%	2.0%		2.5%
Tang. Comm. Equity/Risk-Weighted Assets	5.1%	6.9%	9.0%	7.4%		9.0%
Tier 1 Ratio	8.1%	10.5%	12.6%	10.1%		12.1%

Source: Public Filings; SNL Financial

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5 Year Stock Price Performance of MAPLE Five Year Stock Performance 8/25/2004: Announces deal to become majority shareholder of PINE 6/22/2005: MAPLE announces sale of Subsidiary to COTTONWOOD 7/11/2005: PINE announces acquisition of GARDEN 12/20/2002: W. Edmund Clark named President & CEO of MAPLE Per Share data in $US. Source: Annual reports, Bloomberg, SNL Financial, FactSet MAPLE prices are from NYSE traded shares. 4/13/2006: PINE announces acquisition of GARDEN II Overview of MAPLE $15.00$20.00$25.00$30.00$35.00$40.00$45.00$50.00$55.00$60.00Jul-01Dec-01May-02Sep-02Feb-03Jul-03Dec-03May-04Oct-04Mar-05Aug-05Jan-06Jun-06

Comparative Stock Performance Note: Data as of July 14, 2006. Source: FactSet, SNL Financial MAPLE RY BNS BMO CM Overview of MAPLE Comparative Stock Price Performance PINE 75% 100% 125% 150% 175% 200% 225% Jul-03 Dec-03 May-04 Oct-04 Mar-05 Aug-05 Dec-05 May-06 1-Year 3-Year Change (% ) Change (% ) MAPLE 10.2% 83.7% PINE -2.3% 5.2%

Overview of MAPLE

MAPLE Comparable Group Analysis

Dollar Values in US Currency (in millions except per share data)

Company	Market Cap. ($)	Stock Price ($)	Percent of 52 Week High (%)	Total Assets ($)	Tangible Equity/ Tangible Assets (%)	Tangible Common Equity/ Risk Weighted Assets (%)	Tier 1 Ratio (%)	Total RBC Ratio (%)	LTM Net Interest Margin (%)	LTM ROAA (%)	LTM ROAE (%)	Price/ Tangible BV (%)#	Price/ LTM EPS (x)	Price/ Est. EPS 2006 (x)	Price/ Est. EPS 2007 (x)
MAPLE	36,618	50.88	85.9	347,893	2.49	9.00	12.10	14.10	2.13	1.07	24.24	336	9.1	12.3	11.1
Canadian Institutions[1]															
Royal Bank of Canada	53,030	41.25	90.4	450,218	3.15	7.29	9.50	12.50	1.68	0.80	18.86	373	14.4	13.8	12.7
Bank of Nova Scotia	39,825	40.32	91.4	319,587	3.15	8.60	10.20	11.90	2.20	1.03	20.67	290	12.2	13.2	12.3
BMO Financial Group	27,205	54.23	87.1	279,687	4.03	7.98	10.17	11.72	1.91	0.81	17.92	245	11.3	12.4	11.7
Canadian Imperial Bank of Commerce	22,935	68.36	89.1	260,269	2.67	7.80	9.20	13.70	1.94	NM	NM	334	NM	12.2	11.2
National Bank of Canada	8,313	51.35	88.0	99,537	3.02	7.03	9.10	12.20	1.49	0.84	18.37	350	10.5	11.6	10.8
MEDIAN	27,205		89.1	279,687	3.15	7.80	9.50	12.20	1.91	0.83	18.62	334	11.8	12.4	11.7
Selected U.S. Institutions[2]															
Citigroup Inc.	236,532	47.58	93.8	1,586,201	4.83	8.05	8.60	11.80	2.90	1.63	22.12	316	9.8	10.9	10.2
JPMorgan Chase & Co.	142,074	40.89	87.4	1,273,282	4.87	6.95	8.50	12.10	2.14	0.77	8.76	238	15.7	11.8	10.5
Wachovia Corporation	85,137	52.93	88.2	541,842	4.80	5.74	7.87	11.45	3.22	1.31	14.30	343	12.4	11.3	10.4
PNC Financial Services Group, Inc.	20,941	70.75	98.3	93,257	5.21	6.06	8.80	12.50	2.98	1.46	16.02	450	15.7	14.1	12.5
M&T Bank Corporation	12,929	116.39	96.8	56,507	5.25	5.83	NA	NA	3.71	1.48	13.78	462	16.5	15.8	14.5
MEDIAN	85,137		93.8	541,842	4.87	6.06	8.55	11.95	2.98	1.46	14.30	343	15.7	11.8	10.5

Source: SNL Financial, annual reports
Market data as of July 14, 2006
[1] Data for the period ended April 30
[2] Data for the period ended March 31
Price to Tangible Book for Canadian Institutions calculated based upon MAPLE's methodology (Tangible Book Value per share calculated as follows: Shareholders Equity less goodwill and intangibles plus deferred tax liability on intangibles and minority interest, result divided by shares outstanding) to the extent the information was available.

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Overview of MAPLE Street Perspectives on MAPLE - Analyst Estimates Summary Date Firm Analyst Rec. 2006E 2007E Growth 6/16/2006 Merrill Lynch Andre-Philippe Hardy Hold $4.22 $4.56 8.1% 6/13/2006 Scotia Capital Kevin Choquette Hold $4.05 $4.50 NA 5/26/2006 RBC Capital Markets Jamie Keating Buy $4.08 $4.61 13.0% 5/26/2006 Credit Suisse James Bantis Buy $4.15 $4.51 8.6% 5/26/2006 CIBC World Markets Darko Mihelic Buy $4.14 $4.74 14.5% 5/26/2006 Dundee Securities Susan Cohen Buy $4.15 $4.46 7.5% 5/26/2006 National Bank Finance Robert Wessel Buy $4.17 $4.70 12.7% 5/24/2006 Genuity Capital Mkts Mario Mendonca Buy $4.14 $4.66 12.6% 5/15/2006 UBS (US) Jason Bilodeau Buy $4.15 $4.74 14.2% MEDIAN $4.15 $4.61 12.6% # of Estimates Analysts Low High Median YOY Growth 2006E 9 $4.05 $4.22 $4.15 53.3% 2007E 9 $4.46 $4.74 $4.61 12.6% Note: Per share values in U.S. currency Source: Company Documents; SNL Financial; Bloomberg Analyst Ratings BUY77.8%HOLD22.2%

Overview of MAPLE Market Cap Growth Analysis: 2003 - Today Market Cap. ($Millions) US$2,358 US$2,078 US$3,697 MAPLE Market Cap. = US$36,618 M MAPLE Market Cap. = $US 21,809 M Increase in $CDN/$US Exchange Rate3 Increase in Forward P/E4 Decrease in tax rate1 US$611 16% of mkt cap increase 14% of mkt cap increase 25% of mkt cap increase 4% of mkt cap increase 1Tax rate decreased from 24.6% to 23.9% 2Total common shares outstanding increase from 656,261 thousand to 718,800 thousand 3Increase in exchange rate from 0.7577x to 0.8861 4Increase in P/E from 11.1x to 12.3x Source: Annual reports 10/31/03 7/14/06 US$6,064 Increase in Pre-Tax Income 41% of mkt cap increase Increase in # of shares2

IV. Pro Forma Analysis

Pro Forma Analysis PINE Management cash operating estimates (USD) of $2.44 and $2.61 utilized for 2007 and 2008 MAPLE 2007 cash EPS estimate of $5.18 (CAD) provided by Nelson’s; 2008 estimate of $5.66 (CAD) calculated by applying long-term growth rate of 9.3% to the 2007 estimate Transaction closes 1/31/07 Cost of cash equals 4% after-tax Canadian capital tax of .2575% and .1950% in 2007 and 2008 on stock consideration Cost savings of $25 Million (USD), phased in 75% in 2007 and 100% in 2008 Capitalized transaction expenses of $110 million (USD) PINE public shares outstanding of approximately 99 million with 10 million options outstanding with a corresponding strike price of $26.63; PINE diluted shares of 242.6 million (2007 and forward) Accretion/Dilution analysis on accompanying pages is in Canadian Dollars The three cases on following pages are for illustrative purposes only. If MAPLE were to buy back shares, it would be analogous to using more cash in a transaction. For example, if MAPLE were to effect an all-stock transaction, and buy-back half of the shares, it would be equivalent to a half-cash transaction. Key Assumptions

Pro Forma Analysis 100% Stock ($ in CAD millions, except per share data) Per Share Purchase Price $32.00 $34.00 $36.00 $38.00 $40.00 Aggregate Deal Value (In USD Millions) $3,226 $3,445 $3,663 $3,881 $4,100 Cash Earnings Impact Pre-Acquis ition 2007E Cash EPS $5.18 $5.14 $5.12 $5.10 $5.08 $5.06 Accretion (Dilution) (0.80%) (1.20%) (1.60%) (2.00%) (2.39%) 2008E Cash EPS $5.66 $5.59 $5.56 $5.53 $5.50 $5.48 Accretion (Dilution) (1.21%) (1.72%) (2.24%) (2.74%) (3.24%) Tangible Book Value Per Share Impact (At Close) 1 $19.77 $18.15 $18.06 $17.97 $17.88 $17.80 Accretion (Dilution) (8.21%) (8.66%) (9.11%) (9.56%) (10.00%) Capital Impact (At Close) Tangible Equity / Risk Weighted Assets 9.87% 9.85% 9.85% 9.85% 9.85% 9.85% Tier 1 Ratio 12.46% 12.59% 12.59% 12.59% 12.59% 12.59% Total Capital Ratio 14.72% 14.30% 14.30% 14.30% 14.30% 14.30% Proforma Price / 07 EPS 11.1x 11.2x 11.2x 11.3x 11.3x 11.4x Proforma Price / Tangible Book Value1 291% 317% 318% 320% 321% 323% 1Tangible Book Value per share calculated as follows: Shareholders Equity less goodwill and intangibles plus deferred tax liability on intangibles and minority interest. Result divided by shares outstanding.

Pro Forma Analysis 50% Stock / 50% Cash ($ in CAD millions, except per share data) Per Share Purchase Price $32.00 $34.00 $36.00 $38.00 $40.00 Aggregate Deal Value (In USD Millions) $3,226 $3,445 $3,663 $3,881 $4,100 Cash Earnings Impact Pre-Acquisition 2007E Cash EPS $5.18 $5.23 $5.22 $5.20 $5.18 $5.17 Accretion (Dilution) 1.00% 0.69% 0.39% 0.08% (0.22%) 2008E Cash EPS $5.66 $5.73 $5.71 $5.69 $5.67 $5.64 Accretion (Dilution) 1.28% 0.88% 0.49% 0.11% (0.28%) Tangible Book Value Per Share Impact (At Close) 1 $19.77 $16.48 $16.27 $16.07 $15.86 $15.66 Accretion (Dilution) (16.67%) (17.71%) (18.75%) (19.78%) (20.81%) Capital Impact (At Close) Tangible Equity / Risk Weighted Assets 9.87% 8.58% 8.50% 8.41% 8.32% 8.24% Tier 1 Ratio 12.46% 11.33% 11.24% 11.16% 11.07% 10.99% Total Capital Ratio 14.72% 13.03% 12.95% 12.86% 12.78% 12.69% Proforma Price / 07 EPS 11.1x 11.0x 11.0x 11.1x 11.1x 11.1x Proforma Price / Tangible Book Value1 291% 349% 353% 358% 362% 367% 1Tangible Book Value per share calculated as follows: Shareholders Equity less goodwill and intangibles plus deferred tax liability on intangibles and minority interest. Result divided by shares outstanding.

Pro Forma Analysis 100% Cash ($ in CAD millions, except per share data) Per Share Purchase Price $32.00 $34.00 $36.00 $38.00 $40.00 Aggregate Deal Value (In USD Millions) $3,226 $3,445 $3,663 $3,881 $4,100 Cash Earnings Impact Pre-Acquisition 2007E Cash EPS $5.18 $5.33 $5.32 $5.31 $5.30 $5.29 Accretion (Dilution) 2.92% 2.72% 2.52% 2.32% 2.13% 2008E Cash EPS $5.66 $5.88 $5.87 $5.86 $5.84 $5.83 Accretion (Dilution) 3.97% 3.73% 3.49% 3.25% 3.01% Tangible Book Value Per Share Impact (At Close) 1 $19.77 $14.66 $14.32 $13.98 $13.63 $13.29 Accretion (Dilution) (25.86%) (27.59%) (29.33%) (31.06%) (32.79%) Capital Impact (At Close) Tangible Equity / Risk Weighted Assets 9.87% 7.32% 7.15% 6.98% 6.80% 6.63% Tier 1 Ratio 12.46% 10.07% 9.89% 9.72% 9.55% 9.38% Total Capital Ratio 14.72% 11.77% 11.60% 11.43% 11.26% 11.09% Proforma Price / 07 EPS 11.1x 10.8x 10.8x 10.8x 10.8x 10.9x Proforma Price / Tangible Book Value1 291% 392% 402% 411% 422% 433% 1Tangible Book Value per share calculated as follows: Shareholders Equity less goodwill and intangibles plus deferred tax liability on intangibles and minority interest. Result divided by shares outstanding.

V. Appendix

Appendix

Tangible Book Value Reconciliation

	Total Shareholders' Equity – Under GAAP	Adjustments: Goodwill	Adjustments: Other Intangibles	Adjustments: Deferred Tax Liability on Intangibles	Tangible Equity	Outstanding Shares	Reported Tangible Book Value Per Share[1]	Adjusted Tangible Book Value Per Share[2]
December 31, 2004	$3,176,114	($1,365,780)	($50,376)	$17,632	$1,777,590	179,298	$9.91	$9.82
March 31, 2005	$6,348,493	($4,537,623)	($757,504)	$268,303	$1,321,669	173,208	$7.63	$6.08
June 30, 2005	$6,473,496	($4,550,679)	($727,442)	$269,517	$1,464,892	173,406	$8.45	$6.89
September 30, 2005	$6,463,623	($4,549,355)	($696,401)	$258,017	$1,475,884	173,615	$8.50	$7.01
December 31, 2005	$6,483,873	($4,547,604)	($668,365)	$261,932	$1,529,836	173,665	$8.81	$7.30
March 31, 2006	$8,160,223	($6,015,756)	($848,880)	$337,557	$1,633,144	227,951	$7.16	$5.68
June 30, 2006	$8,194,662	($6,019,817)	($808,372)	$304,335	$1,670,808	228,092	$7.33	$5.99

Source: PINE management.
[1] Tangible Equity equals Total Shareholders Equity less goodwill and intangibles plus deferred tax liability on intangibles.
[2] Reported Tangible Book Value Per Share equals Total Shareholders Equity less goodwill and intangibles plus deferred tax liability on intangibles divided by shares outstanding.
[3] Adjusted Tangible Book Value Per Share equals Total Shareholders Equity less goodwill and intangibles divided by shares outstanding.

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Appendix

GAAP vs. Cash Operating EPS Reconciliation

		Adjustments									
$ in thousands	Cash Operating Earnings, net of tax	Amortization of Intangibles	Merger and Restructuring Costs	Other Adjustments	Pre-tax	Tax Effect	Net of Tax	GAAP Net Income	Diluted Shares	Cash Operating EPS	GAAP EPS
Q1 2005A	$111,800	$11,495	$31,191	$72,117	$114,803	($37,080)	$77,723	$34,077	184,890	$0.60	$0.18
Q2 2005A	$109,098	$31,658	$5,369	($14,887)	$22,140	($8,514)	$13,626	$95,472	174,261	$0.63	$0.55
Q3 2005A	$109,499	$31,041	$1,163	$591	$32,795	($12,157)	$20,638	$88,861	174,398	$0.63	$0.51
Q4 2005A	$108,137	$30,894	$4,958	$45,011	$80,863	($28,289)	$52,574	$55,563	174,427	$0.62	$0.32
FY 2005A	$438,534	$105,088	$42,681	$102,832	$250,601	($86,040)	$164,561	$273,973	177,001	$2.48	$1.55
Q1 2006A	$115,591	$37,666	$19,818	$2,929	$60,413	($21,028)	$39,385	$76,206	210,444	$0.55	$0.36
Q2 2006A	$128,300	$39,453	$14,100	$2,600	$56,153	($21,537)	$34,616	$93,684	228,800	$0.56	$0.41
LTM	$461,527	$139,054	$40,039	$51,131	$230,224	($83,011)	$147,213	$314,314	197,668	$2.36	$1.60
FY 2006E	$511,200	$156,184	$46,418	$6,880	$209,482	($78,179)	$131,303	$379,897	224,500	$2.28	$1.69
FY 2007E	$591,050	$135,600	$9,300	-	$144,900	($56,395)	$88,505	$502,545	242,600	$2.44	$2.07
FY 2008E	$633,273	$109,464	-	-	$109,464	($42,899)	$66,565	$566,708	242,600	$2.61	$2.34
FY 2009E	$677,812	$91,729	-	-	$91,729	($35,949)	$55,781	$622,031	242,600	$2.79	$2.56
FY 2010E	$724,529	$76,826	-	-	$76,826	($30,108)	$46,718	$677,811	242,600	$2.99	$2.79

GAAP EPS vs. GAAP EPS Excluding Pushdown

$ in thousands	GAAP Net Income	Amortization of Push-Down Intangibles	Tax Effect (39.19% Rate)	Adjusted GAAP Net Income	Adjusted GAAP EPS
Q2 2006A	$93,684	$27,590	($10,813)	$110,462	$0.48
LTM	$314,314	$112,348	($44,029)	$382,633	$1.94
FY 2006E	$379,897	$103,859	($40,702)	$443,053	$1.97
FY 2007E	$502,545	$82,591	($32,367)	$552,769	$2.28

Source: PINE Management, SOP Calculations

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